EXHIBIT 99.2
Crosstex Energy, L. P.
Unaudited Pro Forma Combined Financial Statements
Introduction
     The following are our unaudited combined pro forma balance sheet as of September 30, 2005, and our unaudited combined pro forma statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005.
     The unaudited pro forma combined balance sheet assumes that the following transactions occurred on September 30, 2005:
•	the acquisition (the “El Paso Acquisition”) of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. from subsidiaries of El Paso Corporation for $486.4 million and direct acquisition costs of $3.5 million;

•	borrowings under our amended credit facility of $382.8 million to finance the El Paso Acquisition and $5.5 million of fees to amend our credit facility;

•	our offering of 2,850,165 Senior Subordinated Series B Units for net proceeds of $107.1 million, including a $2.1 million capital contribution from our general partner, the proceeds of which were used to finance the El Paso Acquisition.
     Our unaudited pro forma combined statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 reflect the aforementioned transactions as if each such transaction occurred as of January 1, 2004. Our unaudited pro forma combined statement of operations for the year ended December 31, 2004 reflects our previously disclosed April 2004 acquisition of LIG Pipeline Company and Subsidiaries ("LIG") as if the transaction occurred on January 1, 2004.
     The pro forma balance sheet and the pro forma statements of operations were derived by adjusting the historical financial statements of Crosstex Energy, L. P. The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments.
     The pro forma statements of operations have also been derived from El Paso’s historical accounting records and are presented on a carve-out basis to include the historical operations applicable to CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L. L. C. The historical statements of direct revenues and expenses for El Paso vary from an income statement in that they do not show certain expenses that were incurred in connection with El Paso’s and its subsidiaries’ ownership of the acquired companies, including general and administrative expenses and income taxes. These costs were not separately allocated to the acquired companies and any pro forma allocation would not be a reliable estimate of what these costs would actually have been had the acquired companies been operated historically as stand-alone entities. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the acquired companies’ historical performance due to greatly different size, structure, operations, and accounting of El Paso Corporation and its subsidiaries.
     Full separate financial statements prepared in accordance with generally accepted accounting principles are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis nor practicable to obtain in these circumstances.
     However, management believes that the adjustments provide a reasonable basis for presenting the significant effects of the acquisition from El Paso Corp. and the other transactions. The unaudited pro forma financial statements do not purport to present the financial position or results of operations of Crosstex Energy, L. P. had the El Paso Acquisition or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project the financial position or results of operations of Crosstex Energy, L. P. for any future date or period.

CROSSTEX ENERGY, L.P.
Unaudited Pro Forma Combined Balance Sheet
September 30, 2005
(In thousands, except unit data)

	Crosstex	Pro Forma
	Historical	Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$3,055	—		$3,055
Accounts and notes receivable, net:
Trade, accrued revenues, and other	332,006	$60,522	(a)	392,528
Related party	373	—		373
Fair value of derivative assets	18,458	—		18,458
Prepaid expenses, natural gas in storage and other	5,854	31,264	(a)	37,118

Total current assets	359,746	91,786		451,532

Property and equipment, net of accumulated depreciation	370,405	245,500	(a)	615,905
Fair value of derivative assets	9,132	—		9,132
Intangible assets, net of accumulated amortization	4,650	245,500	(a)	250,150
Goodwill, net of accumulated amortization	6,568	—		6,568
Other assets, net	4,290	5,524	(a)	9,814

Total assets	$754,791	$588,310		$1,343,101

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities:
Accounts payable, drafts payable, and accrued gas purchases	$346,976	$84,710	(a)	$431,686
Fair value of derivative liabilities	32,532	—		32,532
Current portion of long-term debt	4,168	—		4,168
Other current liabilities	17,300	8,151	(a)	25,451

Total current liabilities	400,976	92,861		493,837

Senior Notes Payable	110,882	—		110,882
Notes Payable — Banks	65,000	388,356	(a)	453,356
Notes Payable — Other	600	—		600

Long-term debt	176,482	388,356		564,838
Deferred tax liability	7,720	—		7,720
Minority interest in subsidiary	4,663	—		4,663
Fair value of derivative liabilities	3,432	—		3,432
Partners’ equity:
Common unit holders	103,473			103,473
Subordinated unit holders	16,933	—		16,933
Senior subordinated unit holders	49,921	104,950	(a)	154,871
General partner	5,374	2,143	(a)	7,517
Accumulated other comprehensive income	(14,183)	—		(14,183)

Total Partners’ equity	161,518	107,093		268,611

Total liabilities and partners’ equity	$754,791	$588,310		$1,343,101

See accompanying notes to unaudited pro forma financial statements

CROSSTEX ENERGY, L.P.
Unaudited Pro Forma Combined Statement of Operations
Year Ended December 31, 2004
(In thousands, except per unit data)

	Crosstex			Pro Forma
	Historical	LIG	El Paso	Adjustments		Pro Forma
Revenues:
Midstream	$1,948,021	$201,280	$330,381	—		$2,479,682
Treating	30,755		—	—		30,755
Profit on Commercial Services activities	2,228		—	—		2,228

Total revenues	1,981,004	201,280	330,381	—		2,512,665

Operating Costs and expenses:
Midstream purchased gas	1,861,204	194,278	256,161	—		2,311,643
Treating purchased gas	5,274	—	—	—		5,274
Operating expense	38,340	4,205	25,579	—		68,124
General and administrative	20,866	1,955	—	—		22,821
Loss (profit) on derivatives	(279)	—	—	—		(279)
Loss (gain) on sale of property	(12)	—	—			(12)
Depreciation and amortization	23,034	912	—	32,733	(b)	56,994
				315	(f)

Total operating costs and expenses	1,948,427	201,350	281,740	33,048		2,464,565

Operating income	32,577	(70)	48,641	(33,048)		48,100

Other income (expense):
Interest expense, net	(9,220)	(46)	—	(14,999	)(c)	(26,275)
				(1,228)	(d)
				(782	)(g)
Interest income affiliated	—	108	—	(108	)(h)	—

Other income	798	83	—	—		881

Total other income (expense)	(8,422)	145	—	(17,117)		(25,394)

Income before minority interest and taxes	24,155	75	48,641	(50,165)		22,706

Minority interest in subsidiary	(289)	—	—	—		(289)
Income tax provision	(162)	(274)	—	223	(i)	(213)

Net Income	$23,704	(199)	$48,641	$(49,942)		$22,204

General partner interest in net income	$5,913			827	(e)	$6,740

Limited partner interest in net income	$17,791					$15,464

Net income per unit:
Basic	$0.98					$0.74

Diluted	$0.95					$0.72

Weighted average units outstanding:
Basic	18,081			2,850		20,931

Diluted	18,633			2,850		21,483

CROSSTEX ENERGY, L.P.
Unaudited Pro Forma Combined Statement of Operations
Nine Months Ended September 30, 2005
(In thousands, except per unit data)

	Crosstex		Pro Forma
	Historical	El Paso	Adjustments		Pro Forma
Revenues:
Midstream	$1,928,330	$270,828	—		$2,199,158
Treating	34,064	—	—		34,064
Profit on Commercial Services activities	1,157	—	—		1,157

Total revenues	1,963,551	270,828	—		2,234,379

Operating costs and expenses:
Midstream purchased gas	1,851,418	225,598	—		2,077,016
Treating purchased gas	5,996	—	—		5,996
Operating expenses	37,598	18,350	—		55,948
General and administrative	22,337	—	—		22,337
Loss (profit) on derivatives	13,679	—	—		13,679
Loss (gain) on sale of property	(7,797)	—	—		(7,797)
Depreciation and amortization	22,134	—	24,550	(b)	46,684

Total operating costs and expenses	1,945,365	243,948	24,550		2,213,863

Operating income	18,186	26,880	(24,550)		20,516

Other income (expense):
Interest expense, net	(9,323)	—	(16,260	)(c)	(26,504)
			(921	)(d)

Other income	380	—	—		380

Total other income (expense)	(8,943)	—	(17,181)		(26,124)

Income before minority interest and taxes	9,243	26,880	(41,731)		(5,608)

Minority interest in subsidiary	(331)	—	—		(331)
Income tax provision	(176)	—	—		(176)

Net income (loss)	$8,736	$26,880	$(41,731)		$(6,115)

General partner interest in net income	$5,216	—	$735	(e)	$5,951

Limited partner interest in net income (loss)	$3,520	—	—		$(12,066)

Net income per unit:
Basic	$0.19	—	—		$(0.58)

Diluted	$0.18	—	—		$(0.54)

Weighted average units outstanding:
Basic	18,126	—	2,850		20,976

Diluted	19,371	—	2,850		22,221

Crosstex Energy, L. P.
Notes to Unaudited Pro Forma Combined Financial Statements
(In thousands, except unit data)
Offering and Transactions
     The unaudited pro forma combined balance sheet assumes that the following transactions occurred on September 30, 2005:
•	the acquisition (the “El Paso Acquisition”) of CFS Louisiana Midstream Company and El Paso Dauphin Island Company, L.L.C. from subsidiaries of El Paso Corporation for $486.4 million and direct acquisition costs of $3.5 million;

•	borrowings under our amended credit facility of $382.8 million to finance the El Paso Acquisition and $5.5 million of fees to refinance our credit facility;

•	our offering of 2,850,165 Senior Subordinated Series B Units for net proceeds of $107.1 million, including a $2.1 million capital contribution from our general partner, the proceeds of which were used to finance the El Paso Acquisition; and
     Our unaudited pro forma combined statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 reflect the aforementioned transactions as if each such transaction occurred as of January 1, 2004. Our unaudited pro forma combined statement of operations for the year ended December 31, 2004 reflects our previously disclosed April 2004 acquisition of LIG Pipeline Company and Subsidiaries (“LIG”) as if the transaction occurred on January 1, 2004.
Pro Forma Adjustments to Balance Sheet
(a)	Reflects the acquisition of assets and assumption of liabilities from El Paso for $486.4 million, and $3.5 million for direct acquisition costs. The acquisition was funded by increased borrowings under our credit facility of $388.3 million including $5.5 million in fees and expenses for an amendment to increase our borrowing capacity by $500 million and net proceeds of $107.1 million, including a $2.1 million capital contribution from our general partner for the sale of 2,850,165 Senior Subordinated Series B Units at a purchase price of $36.84 per unit. These Series B Units will not participate in the third quarter 2005 dividend distribution, but will convert to common units on November 14, 2005.
     We will account for this acquisition as a business combination in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 141 Business Combinations. The preliminary purchase price allocation, shown below, for these pro formas assumes a fifteen year estimated useful life for both the tangible and intangible assets acquired. The actual purchase price allocation may differ from the allocation reflected herein.

Purchase Price to El Paso	$486.4	million
Direct acquisition costs	3.5	million

Total Purchase Price	$489.9	million

Current assets acquired	$91.8	million
Liabilities assumed	(92.9)	million
Property plant and equipment	245.5	million
Intangible assets	245.5	million

Total Purchase Price	$489.9	million

Pro Forma Adjustments to Consolidated Statement of Operations
(b)	Reflects additional depreciation and amortization expenses realized from the assets acquired from El Paso as if the acquisition had occurred on January 1, 2004. The additional depreciation and amortization expenses were calculated based on a straight line basis over fifteen years.

(c)	Reflects additional interest expense related to the increased borrowings on our credit facility to consummate the El Paso Acquisition. The applicable interest rates used were 3.86% for the year ended December 31, 2004, and 5.58% for the nine months ended September 30, 2005. The effects of fluctuations of 0.125% and 0.25% in annual interest rates under the Partnership’s credit facility on pro forma interest expense would have been approximately $.5 million and $1.0, respectively, for the year ended Dec. 31, 2004. The effect of fluctuations of 0.125% and 0.25% in interest rates under the Partnership’s credit facility on pro forma interest expense for the nine months ended September 30, 2005, would have been approximately $.4 million and $.7 million, respectively.

(d)	Reflects increased amortization of debt issue costs incurred in negotiating increased borrowing capacity under our credit facility to provide funds for the El Paso Acquisition. These costs were amortized based on the four and one half years remaining on the credit facility term as of the acquisition date.

(e)	Reflects the increase in the net income allocation to the general partner due to the increase in incentive distributions to our General Partner based on historical dividend rates per unit per quarter applied to additional Senior Subordinated Series B Units issued to fund the El Paso Acquisition less the General Partner’s proportionate 2% share of decreased pro forma net income relative to the acquisition adjustments and pro forma adjustments.

(f)	Reflects additional depreciation and amortization expenses realized from the assets acquired from LIG acquisition. Pro forma depreciation and amortization expense was based on estimated useful lives of fifteen years for the acquired transmission assets, three years for acquired vehicles and three years for the intangible assets.

(g)	Reflects increase of interest expense resulting from borrowings under our senior secured credit facility of $69.8 million for the LIG acquisition. The applicable interest rate used was 4.13% for the three months ended March 31, 2004.

(h)	Reflects the elimination of interest income from LIG's former parent company.

(i)	Reflects the adjustment of income tax expense for the estimated tax expense associated with our new LIG entities. The new LIG entities we formed for the LIG acquisition are treated as C corporations for tax purposes and therefore are required to pay income tax on their net income. The purpose of the corporate structure of the new LIG entities is twofold: (i) to obtain a step-up in the depreciable basis of the assets for the unitholders and (ii) to minimize the tax cost to achieve the step-up. We will recognize a current tax expense on the LIG entities net taxable income and will receive a benefit for the reversal of the deferred tax liability relating to the difference between the book and tax basis of the net assets acquired as of the acquisition date.